           Exhibit 99.2

  FOR IMMEDIATE RELEASE

INTERNAP NAMES CHIEF OPERATING OFFICER

Former Alcatel-Lucent Senior Executive Assumes Key Management Role

ATLANTA, GA -April 2, 2007- Internap Network Services Corporation (NASDAQ: INAP), a provider of choice for the world's elite businesses on the Internet, today announced that Vincent J. Molinaro has been named Chief Operating Officer (COO), effective April 16, 2007. A 20-year technology veteran, Mr. Molinaro most recently served as President of the Europe & North Region for Alcatel-Lucent. As Internap's new COO, Mr. Molinaro will lead all marketing, sales, as well as the company's newly established business units, which include IP Services, Colocation, Content Delivery Networks (CDN) and Advertising Services.

Mr. Molinaro has held various senior executive positions across a range of geographies, product and market segments. In his most recent role at Alcatel-Lucent, he led the successful integration of its Europe and North Regional Unit, which included over 13,000 employees in 41 countries.

In a previous role as President of North America Region for Lucent Technologies, Mr. Molinaro led the sales, technical support and delivery teams to grow the company's service provider business and extend its legacy products into next-generation enterprise solutions. He also redefined and launched Lucent's global business partner sales and support organizations.

Additionally, Mr. Molinaro spent several years in the Netherlands serving as vice president and COO of Lucent's Europe, Middle East & Africa Regions. In that position, he oversaw all marketing, sales, service, support and program management for Internet and telecommunications companies throughout the region. He was also an executive in the Data Networking Systems Group and the Applications Software Business Unit.

Mr. Molinaro joined AT&T Bell Laboratories as a member of the technical staff in 1988, then transferred to AT&T Network Systems two years later. During his tenure with AT&T he held many global roles ranging from systems engineering and product management to marketing and business development.

"Vincent's marketing, sales and technical expertise, combined with his strong leadership skills and significant industry knowledge, makes him uniquely qualified to serve as Internap's COO," said James P. DeBlasio, chief executive officer for Internap. "We look forward to his leadership in helping Internap achieve sustained profitable growth, by improving our operational efficiencies, market responsiveness and adding value to our customers and shareholders."

"Internap has not only some of the industry's most innovative products and technologies, but also a team of very talented employees," said Molinaro. "On the heels of the company's acquisition of VitalStream Holdings, I am excited about my role of integrating these operations and taking this portfolio to the global marketplace, while leveraging new business processes, people and technologies to accelerate Internap's growth. This is a great opportunity."

About Internap

Internap is a market leader of intelligent route control solutions that bring reliability, performance and security to the Internet, and a global provider of integrated content delivery services that enable businesses to stream digital media to large audiences over the Internet. The company provides patented and patent-pending technologies that address the inherent weaknesses of the Internet, enabling enterprises to take full advantage of the benefits of deploying business-critical applications such as e-commerce, VoIP, and audio/video across IP networks. The company provides additional solutions, including video and audio streaming, advertising placement, reporting and analysis, live event broadcasting, media asset management, integrated Web hosting and consulting services. Internap currently serves more than 3,000 customers throughout North America, Europe, Asia and Australia. For more information, please visit the company web site at www.internap.com.

Internap and VitalStream are trademarks of Internap Network Services Corporation and a wholly owned subsidiary, respectively. All other trademarks and brands are the property of their respective owners.

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Media Contact:	Investor Contact:
L.A. Campbell	Andrew Albrecht
404/302-9721	404/302-9841
lcampbell@internap.com	aalbrecht@internap.com